UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 15, 2013

California Gold Corp.
 (Exact name of registrant as specified in its charter)

Nevada	000-54706	83-483725
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

c/o Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY  10022
(212) 400-6900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

4515 Ocean View Blvd., Suite 305
La Cañada, CA  91011
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On November 15, 2013, California Gold Corp. (the “Company”) held a closing of a private placement offering (the “Offering”) pursuant to which the Company sold to various accredited investors (collectively, the “Investors”) $325,000 in principal amount of its 10% convertible promissory notes (the “Notes”) and warrants (the “Warrants”).

The Notes bear interest at a 10% annual interest rate and mature two (2) years from the date of issuance.  The Notes contain a mandatory conversion provision providing that upon the Company’s filing of a Certificate of Designation of Series B Convertible Preferred Stock with the Secretary of State of the State of Nevada, all of the outstanding principal amount of, and accrued but unpaid interest on, the Notes will automatically, without the necessity of any action by the Investors or the Company, convert into shares of the Company’s to be authorized Series B convertible preferred stock, par value $0.001 per share (the “Series B Preferred Stock”), at a conversion price of $0.001 per share (the “Conversion Price”).  The Conversion Price is subject to adjustment for a planned reverse stock split (the “Reverse Split”) at a ratio of 1,000 to 1 such that the Conversion Price, post-Reverse Split, will be $1.00 per share.

Each share of Series B Preferred Stock will be convertible at any time into one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at the Conversion Price as adjusted for the Reverse Split, subject to a 9.99% conversion blocker.  Each share of Series B Preferred Stock will participate in dividends and other distributions on an equivalent basis with the Company’s Common Stock.  Holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class, and each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on a particular matter.

The Warrants entitle the Investors to purchase one thousand (1,000) shares of Common Stock for each $1.00 principal amount of the Notes purchased, at an exercise price (the “Exercise Price”) of $0.001 per share.  The Exercise Price and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to adjustment for the planned Reverse Split at a ratio of 1,000 to 1 such that the Exercise Price, post-Reverse Split, will be $1.00 per share and the number of shares of Common Stock issuable upon exercise of the Warrants will be 325,000.  The Warrants will be exercisable from issuance until ten (10) years after the closing of the Offering.

As a condition to the Offering, the Company has undertaken to take all steps necessary to effect the authorization of the Series B Preferred Stock and the Reverse Split.

The securities purchase agreements between the Company and each of the Investors in the Offering provide the Investors with “piggyback” registration rights covering the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants.

The Company plans to apply the net proceeds of the Offering towards certain costs relating to its AuroTellurio mining project in Moctezuma, Sonora, Mexico and for general working capital purposes.

The sales of the Notes and Warrants were exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.  The purchasers of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate restrictive legends are being affixed to the Notes and Warrants issued in the Offering.  All purchasers of the securities represented and warranted, among other things, that they were accredited investors within the meaning of Regulation D, that they had the knowledge and experience in financial and business matters necessary to evaluate the merits and risks of an investment in the Company and had the ability to bear the economic risks of the investment, and that they had adequate access to information about the Company.

Item 9.01                        Financial Statements and Exhibits.

(d)  Exhibits

The following Exhibits are being filed with this Report.

In reviewing the agreements included as exhibits to this Report, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about the Company or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the parties to the applicable agreement and:

●	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

●	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

●	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

●	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about the Company may be found in the Company’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

Exhibit Number	Description

10.1	Form of 10% Convertible Note Securities Purchase Agreement
10.2	Form of 10% Convertible Promissory Note.
10.3	Form of Warrant to Purchase Common Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

California Gold Corp.

Date: November 21, 2013	By:	/s/ James D. Davidson
Name: James D. Davidson
Title: Chief Executive Officer and President